Exhibit 4.1

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM OR IN A TRANSACTION NOT SUBJECT THERETO. SUBJECT TO THE TERMS HEREOF, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS WARRANT AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.
WARRANT TO PURCHASE SHARES OF COMMON STOCK
of
SUNRUN INC.
Dated as of August 23, 2017 (the “Issue Date”)
Void after the date specified in Section 9

No. W-23	Warrant to Purchase 11,793,355 Shares of Common Stock (subject to adjustment)
THIS CERTIFIES THAT, for value received, Comcast Corporation, a Pennsylvania corporation (“Comcast Corporation”), or its registered assign(s) (the “Holder” or “Holders,” as applicable), is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from Sunrun Inc., a Delaware corporation (the “Company”), 11,793,355 shares (subject to adjustment pursuant hereto) of the Company’s Common Stock (the “Common Stock”), $0.0001 par value per share (the “Shares”), at such times and at the price per share set forth in Section 1. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is issued in connection with the transactions described in the Customer Origination Agreement, dated as of the date hereof, between the Company and Comcast Cable Communications Management, LLC, a Delaware limited liability company and an Affiliate (as defined below) of Comcast Corporation (the “Origination Agreement”).
The following is a statement of the rights of the Holder and the conditions to which this Warrant is subject, and to which Holder, by acceptance of this Warrant, agrees:
1.Number and Price of Shares; Exercise Period.
(a)    Number of Shares. Subject to any previous exercise of the Warrant, the Holder shall have the right to purchase up to 11,793,355 Shares, subject to the vesting provisions set forth in Section 4, as may be adjusted pursuant hereto. Notwithstanding any provision in this Warrant to the contrary, the Holder of this Warrant may not exercise this Warrant to the extent that the number of Shares to be received pursuant to such exercise aggregated with all other Shares then beneficially owned or deemed beneficially owned by such Holder and its Affiliates (as determined in accordance with Section 13(d) of the Exchange Act (as defined below) and the rules and regulations promulgated thereunder) would result in such Holder and its Affiliates together owning more than 9.99% of all the Shares that would be outstanding on such exercise date after giving effect to such exercise.

(b)    Exercise Price. The exercise price per Share shall be equal to $0.01, subject to adjustment pursuant hereto (the “Exercise Price”).
(c)    Exercise Period. This Warrant shall be exercisable, solely to the extent vested, in whole or in part (in either case solely to the extent vested) from time to time, prior to the expiration of this Warrant as set forth in Section 9.
2.    Definitions. For purposes of this Warrant:
“Affiliate” means as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.
“Change of Control” means a transaction or series of transactions (including by way of merger, consolidation, sale of stock or otherwise) the result of which is that any Person or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the outstanding voting stock of the Company entitled to vote generally in elections of directors of the Company or more than 50% of the total equity value of the Company, other than any acquisition by the Company, any of its subsidiaries or any of its employee benefit plans.
“Company Termination Event” means the termination of the Origination Agreement by the Company pursuant to Section 12.2(b) of the Origination Agreement.
“Contractor” has the meaning provided in the Origination Agreement.
“Control (and its derivatives)” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities (or other ownership interest), as trustee or executor, by contract or otherwise.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fundamental Change” means the occurrence of any of the following:
(i)    any Change of Control; or
(ii)    the consolidation or merger of the Company with or into any other Person, any merger of another Person into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the Company’s properties and assets to another Person, other than any transaction pursuant to which the holders of the Company’s capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such transaction in substantially the same proportions to one another as such holders of the Company’s capital stock held immediately before giving effect to such transaction.

“Installed System” means each installed solar system for which a Customer Origination Fee (as defined in the Origination Agreement) becomes due and payable to Contractor in accordance with the provisions of the Origination Agreement, including, for the avoidance of doubt, with respect to Commercial Rooftop Solar Products (as defined in the Origination Agreement) installed pursuant to the Origination Agreement, provided that, for purposes of this Warrant, Commercial Rooftop Solar Products shall count as a separate “Installed System” for each 6.5kW of Commercial Rooftop Solar Product installed (for example, a 13 kW Commercial Rooftop Solar Product installation shall count as two (2) “Installed Systems” for purposes of this Warrant). For purposes of this Warrant, an Installed System shall be deemed “achieved” at such time as a Customer Origination Fee shall become due and payable to Contractor with respect to such system in accordance with the provisions of the Origination Agreement.
“Marketing and Sales Spending” means the amounts spent by Contractor and its Affiliates for marketing, promoting and generating leads in support of the Program (as defined in the Origination Agreement), and in accordance with the Marketing Plan (as defined in the Origination Agreement), as evidenced through internal rate cards of Contractor or its Affiliates or, where such rate cards are not available, through written documentation of amounts actually spent or other documentary evidence reasonably acceptable to Company.
“Milestone Period” means the period beginning on the Issue Date and ending on the date that is forty (40) months after the Issue Date.
“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust or other entity, any national or state government or any agency or political subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.
“SEC” means the Securities and Exchange Commission.
“Securities” means this Warrant and the Shares issued upon exercise of this Warrant.
“Securities Act” means the Securities Act of 1933, as amended.
“Sunrun Competitor” means any Person that owns, manages, operates, maintains or develops, or whose Affiliates own, manage, operate, maintain or develop, facilities for the production of electricity utilizing solar power for sale directly to residential customers if such person and/or its Affiliates have at least 25,000 residential solar customers.
3.    Exercise of the Warrant.
(a)    Exercise. The purchase rights represented by this Warrant may be exercised at the election of the Holder, in whole or in part from time to time, in accordance with Section 1, but in any case only to the extent vested in accordance with Section 4, by:
(i)    the tender to the Company at its principal office (or such other office or agency within the continental United States as the Company may designate) of a notice of exercise substantially in the form of Exhibit A (the “Notice of Exercise”) duly completed and executed by or on behalf of the Holder, together with the surrender of this Warrant; and
(ii)    the payment to the Company of an amount equal to (x) the Exercise Price as of the Exercise Date (as defined below) multiplied by (y) the number of Shares being purchased through such exercise, by wire transfer or certified, cashier’s or other check reasonably acceptable to the Company and payable to the order of the Company.
(b)    Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 3(a), if the average of the Volume-Weighted Average Prices (as defined below) of the Common Stock for the ten (10) Trading Days (as defined below) immediately preceding, and excluding, the relevant Exercise Date is greater than the Exercise Price (as of such Exercise Date), the Holder may elect in its Notice of Exercise to receive a number of Shares equal to the value of this Warrant (or of any portion of this Warrant being exercised), determined pursuant to the formula below, by surrender of this Warrant at the principal office of the Company (or such other office or agency within the continental United States as the Company may designate) together with a properly completed and executed Notice of Exercise reflecting such election, in which event the Company shall issue to the Holder that number of Shares computed using the following formula:

X	=	Y × (A – B)
A
Where:

X	=	The number of Shares to be issued to the Holder
Y	=	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised
A	=	The average of the Volume-Weighted Average Prices of the Common Stock for the ten (10) Trading Days immediately preceding, and excluding, the Exercise Date
B	=	The Exercise Price as of the Exercise Date
(i)    For purposes of the calculation above, the “Volume-Weighted Average Price” as of any date means the volume-weighted average sale price of a share of Common Stock on The NASDAQ Global Select Market (or other national securities exchange on which the Common Stock is then listed) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service as determined by the Company. If the Volume-Weighted Average Price cannot be calculated on such date in the manner provided above, the “Volume-Weighted Average Price” shall be the fair market value (i.e., the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, both having full knowledge of the relevant facts and neither of which is under any compulsion to complete the transaction, without regard for control premiums or minority or illiquidity discounts) of a share of Common Stock as determined in good faith by the Company’s Board of Directors; provided that the Company shall give the Holder prompt written notice of any such determination, together with reasonable data and documentation to support such determination.
As used herein, “Exercise Date” means the date a properly completed and executed Notice of Exercise, together with this Warrant, are surrendered for exercise as provided in Section 3(a) or 3(b), as applicable.
As used herein, “Trading Day” means any day on which trading in the Common Stock generally occurs on the principal national securities exchange on which the Common Stock is then listed.
(c)    Shares Issued; New Warrant. The rights under this Warrant shall be deemed to have been exercised and the Shares issuable upon such exercise shall be deemed to have been issued immediately prior to the close of business on the relevant Exercise Date, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver to the Holder, not later than the time of delivery of the Shares due upon such exercise, a new Warrant reflecting the number of Shares that remain subject to this Warrant after such exercise. Such Warrant shall in all other respects be identical to this Warrant.
(d)    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Volume Weighted Average Price of the Common Stock on the Exercise Date multiplied by such fraction.
(e)    Reservation of Stock. During the term the rights under this Warrant are exercisable, the Company agrees to take all action necessary to reserve and keep available from its authorized and unissued shares of Common Stock for the purpose of effecting the exercise of this Warrant such number of shares as shall from time to time be sufficient to effect the exercise in full of the rights under this Warrant; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms, without limitation of such other remedies as may be available to the Holder, the Company will use its best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized and unissued shares of its Common Stock to a number of shares as shall be sufficient for such purposes. The Company represents and warrants that all Shares that may be issued upon the exercise of this Warrant will, when issued in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable.
(f)    Delivery of Shares. The Company will deliver the Shares (and, if applicable, cash in lieu of any fractional share of Common Stock) due upon exercise of this Warrant promptly but in no event later than the fifth (5th) Business Day after the relevant Exercise Date. Any Shares deliverable upon exercise hereof will be delivered in accordance with the instructions provided by the Holder in book-entry form, if then permitted by the rules of the Depositary Trust Company, otherwise in certificated form, subject to the terms hereof. Notwithstanding anything in this Warrant to the contrary, if the Shares are delivered in book-entry form, any reference in this Warrant to any certificate evidencing such Shares shall be deemed to be a reference to the book entry for such Shares.
(g)    Certain Expenses. The Company shall pay all of its expenses in connection with the exercise of this Warrant or the issue or delivery of the Shares.
4.    Vesting of the Warrant. The Warrant shall vest and shall become exercisable only as follows (and in all cases only prior to the Expiration Date):
(a)    The Warrant shall vest and become exercisable with respect to 5,902,575 Shares (minus any Shares with respect to which the Warrant shall previously have vested and become exercisable pursuant to Section 4(c), if any) when the following two (2) conditions have been satisfied (each, an “Initial Vesting Condition” and, collectively, the “Initial Vesting Conditions”):
(i)    Contractor and/or its Affiliates make at least ten million dollars ($10,000,000) of aggregate Marketing and Sales Spending; and
(ii)    30,000 Installed Systems are achieved under the Origination Agreement.
For the avoidance of doubt, the number of Shares that may vest and become exercisable pursuant to this Section 4(a) may not be negative.
(b)    After the Initial Vesting Conditions have been satisfied, subject to Section 4(d) (if applicable), the Warrant shall vest and become exercisable with respect to:

(i)    1,178,156 additional Shares if an aggregate total of 36,000 Installed Systems are achieved under the Origination Agreement;
(ii)    1,178,156 additional Shares if an aggregate total of 42,000 Installed Systems are achieved under the Origination Agreement;
(iii)    1,178,156 additional Shares if an aggregate total of 48,000 Installed Systems are achieved under the Origination Agreement;
(iv)    1,178,156 additional Shares if an aggregate total of 54,000 Installed Systems are achieved under the Origination Agreement; and
(v)    1,178,156 additional Shares if an aggregate total of 60,000 Installed Systems are achieved under the Origination Agreement
(each milestone within the meaning of sub-clauses (i) through (v) above, an “Additional Milestone”).
(c)    If (i) a Fundamental Change or a Company Termination Event occurs and (ii) at the time of the consummation of such Fundamental Change or Company Termination Event, as applicable, (x) the Contractor and/or its Affiliates have made at least five million ($5,000,000) of aggregate Marketing and Sales Spending and (y) if 6,000 or less Installed Systems have been achieved under the Origination Agreement, sufficient Installed Systems have been achieved to represent at least 75% of the cumulative “Net Orders” through such time pursuant to the Sales Plan set forth in Exhibit F to the Origination Agreement (for the avoidance of doubt, if more than 6,000 Installed Systems have been achieved under the Origination Agreement at such time, then the “Net Orders” requirement pursuant to this sub-clause (y) shall not apply), then the Warrant shall vest and become exercisable immediately prior to the consummation of such Fundamental Change or Company Termination Event, as applicable (irrespective of the satisfaction of any Initial Vesting Condition) with respect to a number of Shares equal to the sum of (x)(1) the total number of Shares subject to this Warrant (i.e., 11,793,355 Shares) multiplied by (2) a fraction the numerator of which shall be the number of Installed Systems that have been achieved under the Origination Agreement as of immediately prior to the consummation of such Fundamental Change or Company Termination Event, as applicable, and the denominator of which shall be 60,000 less (y) the number of Shares with respect to which the Warrant shall previously have vested and become exercisable pursuant to Sections 4(a) and/or (b), if any. If (aa) this Warrant (or any portion of this Warrant) is exercisable (including as a result of vesting pursuant to this Section 4(c)) immediately prior to the consummation of a Fundamental Change or Company Termination Event, as applicable, (bb) the average of the Volume-Weighted Average Prices of the Common Stock for the ten (10) Trading Days immediately preceding, and excluding, the date of the consummation of such Fundamental Change or Company Termination Event, as applicable, is greater than the Exercise Price as of such date and (cc) the Holder has not previously delivered a Notice of Exercise with respect to the Warrant (or applicable portion thereof), then the Holder shall be deemed to have delivered a Notice of Exercise with respect to the Warrant (or the applicable potion thereof) electing Net Issue Exercise pursuant to Section 3(b), and the Company shall treat the Holder for all purposes hereunder as having exercised the Warrant (or such portion), as of immediately prior to the consummation of such Fundamental Change or Company Termination Event, as applicable.
(d)    After the consummation of a Fundamental Change (but not after a Company Termination Event), the Warrant (as adjusted pursuant to Section 8, if applicable) shall continue to vest and become exercisable in accordance with Sections 4(a) and 4(b), as applicable; provided, however, that if, prior to the time the Warrant would otherwise vest and become exercisable with respect to any Shares pursuant to any of Sections 4(b)(i) through (v), a portion of the Warrant has vested and become exercisable pursuant to

Section 4(c) and, at the time of such vesting, more than 30,000 Installed Systems were achieved under the Origination Agreement, then the next vesting pursuant to Section 4(b) shall occur if and when each of the Initial Vesting Conditions is satisfied and the next Additional Milestone above the number of Installed Systems at the time of the consummation of the Fundamental Change is met; provided, further, that, in such case, the Warrant will vest and become exercisable with respect to a pro rata portion of the Shares with respect to which the Warrant would otherwise have vested and become exercisable pursuant to the relevant sub-clause of Section 4(b) at such time based on the number of Shares in the relevant vesting tranche with respect to which the Warrant did not vest and become exercisable at the time of the consummation of the Fundamental Change. For the avoidance of doubt, in no event shall the Shares with respect to which the Warrant shall vest and become exercisable pursuant to this Section 4(d) include any Shares with respect to which the Warrant has previously vested and become exercisable pursuant to Sections 4(a) and/or (b), if any (i.e., there will be no double counting). For example, if, at the time of the consummation of a Fundamental Change, 33,600 Installed Systems were achieved under the Origination Agreement (and the Contractor and/or its Affiliates had made at least five million ($5,000,000) of aggregate Marketing and Sales Spending at such time) and, thereafter, 36,000 Installed Systems are achieved under the Origination Agreement (and the Contractor and/or its Affiliates had made at least ten million ($10,000,000) of aggregate Marketing and Sales Spending at such time), then the Warrant will vest and become exercisable with respect to an additional 476,452 Shares at such time.
(e)    The Holder shall cause the Contractor to provide to the Company a quarterly milestone report on each March 31, June 30, September 30 and December 31 until the satisfaction of the Initial Vesting Milestone pursuant to Section 4(a)(i), starting with September 30, 2017. Such reports shall include reasonable back-up and evidence as necessary for verification of progress related to Marketing and Sales Spending. The Holder shall cause the Contractor, with reasonable prior notice, to permit any representative of the Company, during Contractor’s normal business hours, to examine the books of account, records, reports and other papers of the Contractor related to the Marketing and Sales Spending, and to make copies and extracts therefrom; provided that such examinations may occur no more frequently than once during any 12-month period. For the avoidance of doubt, (a) any information provided to the Company or any of its representatives in such reports or in connection with such examination shall be subject to the Company’s confidentiality obligations in the Origination Agreement and (b) the Company’s obligations under the Origination Agreement to provide periodic reports regarding Installed Systems to Contractor shall remain unaffected.
5.    Replacement of the Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at the expense of the Holder (to the extent any out-of-pocket expenses have arisen in connection therewith), shall promptly execute and deliver, in lieu of this Warrant, a new warrant identical to this Warrant.
6.    Transfer of the Warrant.
(a)    Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the name and address of the Holder or Holders. Until this Warrant is transferred on the Warrant Register in accordance herewith, absent manifest error, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.

(b)    Warrant Agent. The Company may appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 6(a), issuing the Shares or other securities or consideration then issuable upon the exercise of the rights under this Warrant, exchanging this Warrant, replacing this Warrant or conducting related activities.
(c)    Transferability of the Warrant. Subject to the provisions of this Warrant with respect to compliance with the Securities Act, and limitations on assignments and transfers, including, without limitation, compliance with the restrictions on transfer set forth in Section 7, title to this Warrant (or any portion thereof) may be transferred by endorsement (by the transferor and the transferee executing an assignment agreement substantially in the form attached as Exhibit B (the “Assignment Form”)) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.
(d)    Exchange of the Warrant upon a Transfer. On surrender of this Warrant (and a properly endorsed Assignment Form) for exchange, subject to the provisions of this Warrant with respect to compliance with the Securities Act and limitations on assignments and transfers, the Company shall issue to or on the order of the Holder a new warrant or warrants in the name of the new Holder(s) (or as the Holder(s) (on payment by the Holder(s) of any applicable transfer taxes required by Section 6(f) below) may direct) for the number of Shares issuable upon exercise of this Warrant (or the applicable portion thereof), which new warrant(s) shall be identical to this Warrant in all other respects, and the Company shall promptly (but in any event within five (5) Business Days of surrender of this Warrant and a properly endorsed Assignment Form) register any such transfer upon the Warrant Register. Where only a portion of this Warrant is transferred, the Company shall promptly (but in any event within five (5) Business Days of surrender of this Warrant and a properly endorsed Assignment Form) deliver to the old Holder a new warrant evidencing the balance of the Warrant not transferred by the old Holder, which new warrant shall be identical to this Warrant in all other respects. This Warrant (and the securities issuable upon exercise of the rights under this Warrant) must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, hypothecation or other transfer of any interest in any of the securities represented hereby.
(e)    Minimum Transfer. This Warrant may not be transferred in part unless such transfer is to a transferee who, pursuant to such transfer, receives the right to purchase at least 2,948,339 Shares hereunder (as may be adjusted pursuant hereto).
(f)    Taxes. In no event shall the Company be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid or is not payable.
7.    Restrictions on Transfer of the Warrant and Shares; Compliance with Securities Laws. By acceptance of this Warrant, the Holder agrees to comply with the following:
(a)    Restrictions on Transfers. This Warrant may not be transferred or assigned without the Company’s prior written consent, other than: (i) to any Affiliate of the Holder or (ii) in connection with a Strategic Transaction (as defined below), and any attempt by Holder to transfer or assign any rights, duties or obligations that arise under this Warrant without such permission shall be void, provided that in no case shall a transfer or assignment of this Warrant be made in whole or in part to a Sunrun Competitor without the prior written consent of the Company. As used herein, a “Strategic Transaction” means any transaction or series of transactions where the fair market value of the unvested portion of this Warrant sold, assigned, transferred, pledged or disposed of in connection with such transaction(s) constitutes less than thirty percent (30%) of the aggregate value of such transaction(s). The Holder agrees not to make any sale, assignment, transfer, pledge or other disposition (each, a “Disposition”) of all or any portion of this Warrant, or any beneficial interest therein, unless and until the transferee has executed an Assignment Form. For the avoidance of doubt, (i) in no event shall any Disposition of any securities of Comcast Corporation (or any successor publicly held parent company of the Holder) constitute a transfer or an assignment of this Warrant and (ii) the Holder shall be permitted to make any Disposition of any Shares received upon exercise of this Warrant to any Person at any time, provided that any such Disposition is effected in accordance with the provisions of Section 7(b).
(b)    Compliance with Securities Laws. Any transfer of any Securities must be in compliance with all applicable federal and state securities laws. The Holder agrees not to make any Disposition of all or any portion of the Securities, or any beneficial interest therein, unless and until:
(i)    there is then in effect a registration statement under the Securities Act covering such proposed Disposition and such Disposition is made in accordance with such registration statement,
(ii)    (A) such Holder shall have given prior written notice to the Company of such Holder’s intention to make such Disposition and shall have furnished the Company with a description, in reasonable detail for the Company to be able to assess compliance with applicable federal and state securities law, of the manner and circumstances of the proposed Disposition (provided that the Holder shall not be required to disclose any information that it is prohibited from disclosing to the Holder pursuant to any confidentiality obligation binding on the Holder or its Affiliates; provided, further, that the Holder shall use commercially reasonable efforts to obtain a waiver from any such confidentiality obligation so as to be able to furnish the Company with such description to the fullest extent required by this Section 7(b)(ii)(A)), (B) the transferee shall have confirmed to the reasonable satisfaction of the Company in writing, substantially in the form of the representations in Section 12, that the Security is being acquired (i) solely for the transferee’s own account and not as a nominee for any other party, (ii) for investment and (iii) not with a view toward, or for resale in connection with, a distribution thereof, and shall have confirmed such other matters related thereto as may be reasonably requested by the Company, and (C) if requested by the Company within five (5) Business Days after the delivery of such written notice, such Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such Disposition will not require registration under the Securities Act or (ii) a “no action” letter from the Securities and Exchange Commission (or its staff) to the effect that the transfer of such Security without registration will not result in a recommendation by the staff of the SEC that enforcement action be taken with respect thereto, whereupon such Holder shall be entitled to transfer such Security in accordance with the terms of the notice delivered by the Holder to the Company, or
(iii)    such Security does not bear the legend set forth in Section 7(d) or the requirements for the removal of such legend set forth in Section 7(f) have been satisfied.
(c)    Investment Representation Statement. Unless either (x) the rights under this Warrant are exercised pursuant to an effective registration statement under the Securities Act that includes the Shares with respect to which the Warrant was exercised or (y) this Warrant is being exercised pursuant to Section 3(b) and this Warrant does not bear the legend set forth in Section 7(d) or the requirements for the removal of such legend set forth in Section 7(f) have been satisfied, it shall be a condition to any exercise of the rights under this Warrant that the Holder shall have confirmed to the satisfaction of the Company in writing, substantially in the form of the representations and warranties in Section 12, that the Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment and not with a view toward distribution or resale and that the Holder shall have confirmed such other matters related thereto as may be reasonably requested by the Company.

(d)    Securities Law Legend. The Securities shall (unless otherwise permitted by the provisions of this Warrant, or unless otherwise determined by the Company in its sole discretion) be stamped or imprinted with a legend substantially similar to the following (in addition to any legend required by state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM OR IN A TRANSACTION NOT SUBJECT THERETO. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.
(e)    Instructions Regarding Transfer Restrictions. The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 7.
(f)    Removal of Legend. The legend referring to federal and state securities laws identified in Section 7(d) stamped on a certificate evidencing any Security and the stock transfer instructions and record notations with respect to such Security shall be removed and the Company shall issue a certificate without such legend to the Holder of such Security if (i) such Security is registered under the Securities Act, (ii) such Holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such Security may be made without registration or qualification, or (iii) such Holder provides the Company with an executed representation letter to the effect that (x) such Holder is not, and has not been at any time during the preceding three (3) months, an Affiliate of the Company and (y) a period of at least one (1) year has elapsed since the later of the date such Security was acquired from Company or from an Affiliate of the Company (calculated in accordance with Rule 144(d)), unless, in the case of this clause (iii) only, the Company has reasonable grounds to believe any such representation is not true. In addition, and without limiting the generality of the foregoing, in connection with a proposed transfer of any Security bearing such legend by the Holder thereof, the Company shall issue a certificate without such legend to the transferee of such Security if (A) the Company satisfies the public reporting requirements set forth in Rule 144(c) under the Securities Act, to the extent the same is applicable to such transfer under Rule 144, (B) such Holder provides the Company with an executed representation letter to the effect that (x) such Holder is not, and has not been at any time during the preceding three (3) months, an Affiliate of the Company and (y) a period of at least six (6) months has elapsed since the later of the date such Security was acquired from Company or from an Affiliate of the Company (calculated in accordance with Rule 144(d)), (C) the Company has no reasonable grounds to believe any such representation is not true and (D) in the case of a proposed transfer of the Warrant, the other requirements to such transfer set forth herein are satisfied.
(g)    Securities Filings. The Company covenants that, so long as it remains a reporting company and subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will use its commercially reasonable efforts to file timely all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Upon the written request of the Holder, the Company will deliver to such Holder a written statement that it has complied with such requirements.
(h)    Registration Rights. The Holder shall be entitled to request registration of the Shares under the Securities Act in accordance with that certain Registration Rights Agreement dated as of the Issue Date by and between the Company and the Holder (the “Registration Rights Agreement”).
8.    Adjustments. Subject to the expiration of this Warrant pursuant to Section 9, the number and kind of shares purchasable hereunder and the Exercise Price therefor are subject to adjustment from time to time, as follows:
(a)    Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving the Company (other than as otherwise provided for herein) in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares, other securities, cash or other property deliverable after that event upon the exercise of this Warrant.
(b)    Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization or otherwise (other than as otherwise provided for herein) (a “Reclassification”), then, in any such event, in lieu of the number of Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of securities deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.
(c)    Subdivisions and Combinations. In the event that the outstanding shares of Common Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, the number of Shares issuable upon exercise of the rights under this Warrant shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Exercise Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased; and in the event that the outstanding shares of Common Stock are combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the number of Shares issuable upon exercise of the rights under this Warrant shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall, concurrently with the effectiveness of such combination, be proportionately increased.
(d)    Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issue Date, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of Shares in respect of outstanding Shares), cash, rights or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Shares receivable thereupon, the kind and amount of securities of the Company, cash, rights or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 8 with respect to the rights of the Holder; provided that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Shares on the date of such event.
(e)    Notice of Adjustments. Upon any adjustment in accordance with this Section 8, the Company shall promptly give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment and, as applicable, the Exercise Price as adjusted, and the number of Shares of Common Stock, other securities, cash or other property purchasable upon exercise of the rights under this Warrant, as adjusted, setting forth in reasonable detail the method of determining each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Exercise Price and the number of Shares at the time in effect and (iii) the number of securities and the amount, if any, of cash or other property that at the time would be received upon exercise of this Warrant. No failure or delay in providing any notice pursuant to this Section 8(e) will affect the validity of any adjustment pursuant to this Section 8.
(f)    Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action that would require an adjustment pursuant to this Section 8, the Company shall take any and all actions that may be reasonably necessary, including, without limitation, obtaining regulatory, the NASDAQ Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and non-assessable all Shares, other securities, cash or other property that the Holder is entitled to receive upon exercise of this Warrant.
9.    Expiration of the Warrant. This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., Pacific time, on the date that is one year after the earlier to occur of: (a) the end of the Milestone Period, and (b) the termination of the Origination Agreement (such date, the “Expiration Date”).
10.    No Rights as a Stockholder. Nothing contained herein shall entitle the Holder to any rights as a stockholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of the Company, as such, in each case, until such time as, and to the extent, the Holder is deemed to be the holder of record of Shares pursuant to Section 3(c).
11.    Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Holder as follows:
(a)    Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Warrant and the Registration Rights Agreement. Except as would not reasonably be expected to have a Material Adverse

Effect (as defined below), each of the Company’s subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. As used in this Warrant, a “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, property, results of operations or prospects of the Company and its subsidiaries taken as a whole.
(b)    Authorization. All corporate action on the part of the Company (including, without limitation, its Board of Directors, officers and stockholders) necessary to authorize the execution, delivery and performance of this Warrant and the Registration Rights Agreement by the Company has been taken. This Warrant and the Registration Rights Agreement constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(c)    Valid Issuance of Shares. The Shares have been duly reserved for issuance and, upon issuance in accordance with the terms of this Warrant, will be duly authorized, validly issued, fully paid and nonassessable and issued free and clear of any lien, charge, security interest, pledge, or similar encumbrance. The offer, sale and issuance of this Warrant is not, and the offer, sale and issuance of the Shares upon exercise of this Warrant will not be, subject to and will not give rise to any preemptive rights or rights of first refusal with respect thereto. Subject to the accuracy of the Holder’s representations in Section 12, the offer, sale and issuance of this Warrant is, and the offer, sale and issuance of the Shares upon exercise of this Warrant will be, in compliance with all applicable federal and state securities laws.
(d)    Governmental Consents and Filings. With the exception of the filing of a Current Report on Form 8-K under the Exchange Act, no consent, approval, order, waiver, exemption or authorization of, registration, declaration, filing or qualification with, certification, notice, application or report to, any governmental authority, self-regulatory organization (including the NASDAQ Stock Market or any other applicable national securities exchanges) or any other third party is required on the part of the Company in connection with the execution and delivery of this Warrant or the Registration Rights Agreement or the offer, sale, and issuance of this Warrant or the issuance of the Shares upon exercise hereof.
(e)    Compliance with Laws and Other Instruments. Neither the Company nor any of its subsidiaries is in violation of or default under, and from December 31, 2015 through the Issue Date has not received any notices of violation or default with respect to, (A) any provisions of its certificate of incorporation, bylaws or other organizational documents, (B) any instrument, judgment, order, writ or decree of any court or governmental authority applicable to the Company or any of its subsidiaries or (C) any note, indenture, mortgage, lease, agreement, instrument or other contract to which it is a party or by which it is bound, except in the case of clauses (B) and (C) for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of, and the operation of the Company’s and its subsidiaries’ businesses as now conducted does not violate, any provision of any federal, state, local or foreign law, statute, rule or regulation applicable to the Company or its subsidiaries, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance of this Warrant and the Registration Rights Agreement by the Company and the offer, sale and issuance of this Warrant and the issuance of the Shares upon exercise hereof do not and will not conflict with, result in a violation of or default under (with or without the passage of time and/or the giving of notice), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, (1) any provisions of the Company’s or any of its subsidiaries’ certificate of incorporation, bylaws or other organizational documents, (2) any instrument, judgment, order, writ or decree of any court or governmental authority applicable to the Company or any of its subsidiaries or (3) any note, indenture, mortgage, lease, agreement, instrument or other contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, except in the case of clauses (2) and (3) for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.
(f)    Absence of Material Adverse Effect. Since the date of the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(g)    Capitalization.
(i)    As of the date hereof, the authorized capital stock of the Company consists solely of (i) 2,000,000,000 shares of Common Stock and (ii) 200,000,000 shares of preferred stock, par value $0.0001 per share.
(ii)    (A) As of August 18, 2017, the issued and outstanding shares of capital stock of the Company consisted solely of 106,258,249 shares of Common Stock; and (B) as of June 30, 2017, there were outstanding (x) unexercised stock options to acquire 16,751,605 shares of Common Stock; (y) unvested RSUs with respect to 5,810,748 shares of Common Stock; and (z) unexercised warrants to acquire 1,250,764 shares of Common Stock issued on September 30, 2015. From July 1, 2017 through August 18, 2017, the Company issued stock options to acquire 292,701 shares of Common Stock and RSUs with respect to 224,866 shares of Common Stock pursuant to its long term incentive plans. No other shares of Common Stock or any other class of shares of the Company’s capital stock have been issued since June 30, 2017.
(iii)    Except for the stock options, RSUs and warrants described in sub-clause (i) above, there are no (i) securities convertible into or exchangeable or exercisable for shares of the Company’s Common Stock, (ii) subscriptions, options, warrants, calls, rights, convertible securities or other contracts, agreements or commitments of any kind or character obligating the Company to issue, transfer or sell any of its shares of Common Stock, or (iii) any equity equivalents or any agreements, arrangements or understandings granting any Person any rights in the Company similar to its shares of Common Stock. As of the Issue Date, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company’s shares of Common Stock or any other class of shares of the Company’s capital stock.
(iv)    The Company shall promptly (but in any event within five (5) Business Days) provide notice to the Holder if, at any time after the Issue Date, the Company (x) buys back any issued and outstanding shares of Common Stock or any other class of the Company’s shares of capital stock or (y) takes any other action to decrease the aggregate number of issued and outstanding shares of Common Stock or any other class of the Company’s shares of capital stock. Such notice shall describe in reasonable detail the number of shares of Common Stock issued and outstanding, as well as the number of shares of Common Stock into which or for which such issued and outstanding shares of any other class of the Company’s shares of capital stock are convertible or exchangeable, after such buy-back or other decrease.
(h)    Litigation. There is no action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation pending or, to the Company’s knowledge, currently threatened before any court, arbitrator, mediator or governmental agency or instrumentality against the Company, any of its subsidiaries or any officer or director of the Company or any of its subsidiaries that questions the validity of this Warrant or the Registration Rights Agreement or the right of the Company to enter into either of them.

12.    Representations and Warranties of the Holder. By acceptance of this Warrant, the Holder represents and warrants to the Company as follows:
(a)    No Registration. The Holder understands that the Securities have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein or otherwise made pursuant hereto.
(b)    Investment Intent. The Holder is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Holder has no present intention of selling, granting any participation in or otherwise distributing the Securities, nor does it have any contract, undertaking, agreement or arrangement for the same.
(c)    Investment Experience. The Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of its investment in the Company and protecting its own interests.
(d)    Speculative Nature of Investment. The Holder understands and acknowledges that its investment in the Securities is highly speculative and involves substantial risks. The Holder can bear the economic risk of its investment and is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.
(e)    Access to Data. The Holder has had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Holder believes that it has received all the information that it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder understands that any such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Holder acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.
(f)    Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission and agrees to submit to the Company such further assurances of such status as may be reasonably requested by the Company. The Holder has furnished or made available any and all information requested by the Company or otherwise necessary to satisfy any applicable verification requirements as to “accredited investor” status. Any such information is true, correct, timely and complete.
(g)    Residency. The residency of the Holder (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the signature page hereto.
(h)    Restrictions on Resales. The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available or resold in a transaction that is not subject to the Securities Act. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things: if applicable, the availability of certain current public information about the Company; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; if applicable, the number of shares being sold during any three-month period not exceeding specified limitations; if applicable, the sale being effected through a “broker’s transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in Rule 144); and the filing of a Form 144 notice, if applicable. The Holder acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Holder wishes to sell the Securities and that, in such event, the Holder may be precluded from selling the Securities under Rule 144 even if the other applicable requirements of Rule 144 have been satisfied. The Holder acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Securities that is subject to the Securities Act. The Holder understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
(i)    Brokers and Finders. The Holder has not engaged any brokers, finders or agents in connection with the Securities, and the Company has not incurred nor will incur, directly or indirectly, as a result of any action taken by the Holder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Securities.
(j)    Legal Counsel. The Holder has had the opportunity to review this Warrant, the exhibits and schedules attached hereto and the transactions contemplated by this Warrant with its own legal counsel. The Holder is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by this Warrant.
(k)    Tax Advisors. The Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Warrant. With respect to such matters, the Holder relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Warrant.
13.    Miscellaneous.
(a)    Further Assurances. The Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. The Company will take all such commercially reasonable action as may be necessary to assure that the Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed.
(b)    Amendments. Except as expressly provided herein (including, without limitation, Sections 8(a) through (d)), neither this Warrant nor any term hereof may be amended or waived other than by a written instrument referencing this Warrant and signed by (x) the Company and Holders representing not less than a majority of the Shares issuable upon exercise of this Warrant with respect to any and all Shares subject to this Warrant (the “Majority Holders”), in the case of an amendment, or (y) the party against whom the waiver is to be effective, in the case of a waiver, provided that any waiver signed by the Majority Holders shall be effective against all Holders. Any amendment or waiver effected in accordance with this Section 13(b) shall be binding upon each current Holder, each future Holder and/or the Company, as the case may be; provided, however, that no special consideration or inducement may be given to any current Holder in connection with such consent that is not given ratably to all current Holders, and that such amendment or waiver must apply to all Holders equally and ratably in accordance with the number of shares of Common Stock issuable to such Holders upon exercise of this Warrant. The Company shall promptly give notice to all Holders of any amendment or waiver effected in accordance with this Section 13(b).
(c)    Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.
(d)    Survival. The provisions of Sections 7 and 11(g)(iv) shall survive any exercise of this Warrant solely with respect to the Shares issued upon such exercise.
(e)    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:
(i)    if to the Holder, to the Holder at the Holder’s address or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or until any such Holder so furnishes an address or electronic mail address to the Company, then to and at the address or electronic mail address of the last holder of this Warrant for which the Company has contact information in its records; or
(ii)    if to the Company, to the attention of the General Counsel or Chief Financial Officer of the Company at the Company’s address or electronic mail address as shown on the signature page hereto, or at such other current address or electronic mail address as the Company shall have furnished to the Holder, with a copy (which shall not constitute notice) to Rezwan D. Pavri and Calise Y. Cheng, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, email: rpavri@wsgr.com and ccheng@wsgr.com.
Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one Business Day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five Business Days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent by electronic mail, when sent (unless the sender receives a failure to deliver or other similar error message) if received prior to 5 p.m. on a business day in the place of receipt, otherwise on the next succeeding business day in the place of receipt.
(f)    Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state, that would apply the laws of any other jurisdiction.
(g)    Jurisdiction and Venue. Each of the Holder and the Company irrevocably consents to the exclusive jurisdiction and venue of any court within the County of San Francisco, State of California, in connection with any matter based upon or arising out of this Warrant or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons.

(h)    Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
(i)    Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.
(j)    Waiver of Jury Trial. EACH OF THE HOLDER AND THE COMPANY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS WARRANT. If the waiver of jury trial set forth in this paragraph is not enforceable, then any claim or cause of action arising out of or relating to this Warrant shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for the County of San Francisco This paragraph shall not restrict the Holder or the Company from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.
(k)    California Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS WARRANT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.
(l)    Successors and Assigns. The rights and obligations of the Company set forth herein may not be assigned or delegated by the Company (other than in the case of an assignment by operation of law) without the prior written consent of the Majority Holders. Subject to the restrictions on transferability set forth in Sections 6 and 7 hereof, the rights and obligations of the Holder set forth herein may be assigned or delegated by the Holder without the prior written consent of the Company. Subject to the foregoing, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be enforceable by and binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.
(m)    Saturdays, Sundays and Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.
(n)    Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) constitutes the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.
(Signature page follows)

The Company and the Holder have signed this Warrant as of the date stated on the first page.

SUNRUN INC.

By:	/s/ Lynn Jurich

Name:	Lynn Jurich

Title:	Chief Executive Officer

Address:

595 Market Street, 29th Floor
San Francisco, CA 94105
Email: mina.kim@sunrunhome.com

COMCAST CORPORATION

By:	/s/ Robert Eatroff

Name:	Robert Eatroff

Title:	Executive Vice President, Global Corporate Development and Strategy

Mailing Address:

One Comcast Center
Philadelphia, PA 19103-2838
Email: corporate_legal@comcast.com

Jurisdiction of residency of the Holder: USA

(Signature Page to Warrant to Purchase Shares Common Stock of Sunrun Inc.)

EXHIBIT A
NOTICE OF EXERCISE
TO:    SUNRUN INC. (the “Company”)
Attention:    General Counsel

(1)	Exercise. The undersigned elects to purchase the following pursuant to the terms of the attached Warrant:

Number of Shares:

(2)	Method of Exercise. The undersigned elects to exercise the attached Warrant pursuant to:

☐	A cash payment and tenders herewith payment of the purchase price for such Shares in full, together with all applicable transfer taxes, if any.
☐	The net issue exercise provisions of Section 3(b) of the attached Warrant.

(3)	Unexercised Portion of the Warrant. Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of:

☐	The undersigned
☐	Other—Name:
Address:

☐	Not applicable

(4)	Representations. All representations and warranties of the undersigned set forth in Section 12 of the attached warrant are true and correct as of the date hereof.

(5)
Consent to Receipt of Electronic Notice. Subject to the limitations set forth in Delaware General Corporation Law §232(e), the undersigned consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number provided below (or to any other facsimile number for the undersigned in the Company’s records), (ii) electronic mail to the electronic mail address provided below (or to any other electronic mail address for the undersigned in the Company’s records), (iii) posting on an electronic network together with separate notice to the undersigned of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the undersigned. This consent may be revoked by the undersigned by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(Print name of the warrant holder)

(Signature)

(Name and title of signatory, if applicable)

(Date)

(Fax number)

(Email address)]

(Signature page to the Notice of Exercise)

EXHIBIT B
ASSIGNMENT FORM

ASSIGNOR:

COMPANY:	SUNRUN INC.

WARRANT:	THE WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED ON August 23, 2017 (THE “WARRANT”)

DATE:	_________________________

(1)
Assignment. The undersigned registered holder of the Warrant (“Assignor”) assigns and transfers to the assignee named below (“Assignee”) all of the rights of Assignor under the Warrant, with respect to the number of shares set forth below:

Name of Assignee:
Address of Assignee:

Number of Shares assigned:
and does irrevocably constitute and appoint ______________________ as attorney to make such transfer on the books of Sunrun Inc. maintained for such purpose, with full power of substitution in the premises.

(2)
Obligations of Assignee. Assignee agrees to take and hold the Warrant and any shares of stock to be issued upon exercise of the rights thereunder (the “Securities”) subject to, and to be bound by, the terms and conditions set forth in, the Warrant to the same extent as if Assignee were the original holder thereof.

(3)	Representations. All representations and warranties set forth in Section 12 of the Warrant are true and correct as to Assignee as of the date hereof.

Assignor and Assignee are signing this Assignment Form on the date first set forth above.

ASSIGNOR	ASSIGNEE

(Print name of Assignor)	(Print name of Assignee)

(Signature of Assignor)	(Signature of Assignee)

(Print name of signatory, if applicable)	(Print name of signatory, if applicable)

(Print title of signatory, if applicable)	(Print title of signatory, if applicable)

Address:	Address:

(Signature page to the Notice of Exercise)